Exhibit 10.2
FIRST AMENDMENT OF
PROLOGIS 1997 LONG-TERM INCENTIVE PLAN
     WHEREAS, ProLogis maintains the ProLogis 1997 Long-Term Incentive Plan (the “1997 Plan”); and
     WHEREAS, amendment of the 1997 Plan is now considered desirable;
     NOW, THEREFORE, the 1997 Plan is hereby amended by adding the following new Section 9 to the 1997 Plan immediately following Section 8 thereof, all effective as of the date on which the shareholders of ProLogis approve the amendment to the 1997 Plan:
“SECTION 9

SHARE OPTION EXCHANGE
Notwithstanding any other provision of the Plan to the contrary, upon approval of the Trust’s shareholders in accordance with the terms of the Plan, the Board or the Compensation Committee of the Board may provide for, and the Trust may implement, a one-time-only share option exchange offer, pursuant to which certain outstanding share options (whether granted under the Plan or another plan of the Trust) could, at the election of the person holding such share option, be tendered to the Trust for cancellation in exchange for the issuance of a Full Value Award under the ProLogis 2006 Long-Term Incentive Plan (the ‘2006 Plan’) consisting of a lesser amount of restricted share units, Options (as defined in the 2006 Plan) or cash payments, provided that such one-time-only share option exchange offer is commenced within 12 months of the date of such shareholder approval. Options that are exchanged will not be added back to the authorized reserve under the Plan or the 2006 Plan.”